Exhibit 10.31

Hologic, Inc. 35 Crosby Drive, Bedford, MA 01730 USA Main: + 1.781.999.7300 Fax: +1.781.280.0669

WILMINGTON TRUST

RETIREMENT AND INSTITUTIONAL SERVICES COMPANY

THE HOLIGIC, INC. AMENDED AND RESTATED

TRUST AGREEMENT FOR

NONQUALIFIED DEFERRED COMPENSATION

THIS AMENDED AND RESTATED TRUST AGREEMENT (“Agreement”) is entered into by and between the Company named on the signature page hereof and Wilmington Trust Retirement and Institutional Services Company (“WTRISC”), as trustee (the “Trustee”) for The Hologic, Inc. Amended and Restated Deferred Compensation Program (the “Plan”) and is entered into as of October 15, 2013 (the “Effective Date”).

PRELIMINARY STATEMENTS

WHEREAS, the Trustee is a trust company that is subject to supervision of the United States or a State;

WHEREAS, the Company has adopted the Plan;

WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan; WHEREAS, the Company has established and maintains a trust (hereinafter referred to as the “Trust”) and has contributed to the Trust assets that are held in accordance with a trust agreement between Union Bank of California, N.A. (the “Former Trustee”) and the Company, dated March 15, 2006 (the “Former Trustee Agreement”), to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s);

WHEREAS, the Trust permits the removal of the Former Trustee, the appointment of a successor trustee, and the amendment of the Trust;

WHEREAS, In accordance with the Former Trustee Agreement, the Company has removed the Former Trustee as the trustee of the Trust and appointed Wilmington Trust Retirement and Institutional Services Company as the successor trustee, and Wilmington Trust Retirement and Institutional Services Company hereby accepts such appointment, all as of the Effective Date;

WHEREAS, the Company desires to continue the Trust, as amended and restated herein, under the terms of which assets transferred from the Former Trustee and new contributions shall be held therein, subject to the claims of the Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, the Company wishes to appoint the Trustee as a non-discretionary trustee of the Plan for the purposes hereinafter set forth, and the Trustee desires to act as a non-discretionary trustee of the Plan subject to the terms and conditions stated herein.

WHEREAS, it is the intention of the parties that this Trust shall continue to constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, it is the intention of the Company, as desired or required, to continue to make or to maintain contributions to the Trust to provide itself with a source of funds to assist it in meeting its liabilities under the Plan;

WHEREAS, the Company hereby represents and warrants that the amendment and restatement reflected herein does not conflict with the terms of the Plan or make the Trust revocable;

NOW, THEREFORE, the parties do hereby amend and restate the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE I

Establishment of the Trust

l.l	The Trust.

(a)	The Company hereby deposits with the Trustee in trust at least one dollar ($1.00), which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Agreement.

SELECT ONE:

(b)	☒ The Trust continues to be irrevocable.

OR

(b)	☐ The Trust hereby established is revocable by the Company; it shall become irrevocable upon a Change of Control (as defined herein).

(c)	The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(d)	The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 herein.

(e)	This Agreement restates, replaces or amends any existing trust agreement covering assets held or to be held in the Trust. The investment provisions of this Agreement are subject to all of the terms and conditions of the Operational Guidelines attached hereto as Appendix A, which are hereby incorporated by reference. Notwithstanding anything to contrary set forth in this Agreement, WTRISC may amend the Operational Guidelines at any time upon at least 60 days’ written notice to the Company.

SELECT ONE:

(f)	☒ The Company, in its sole discretion, may, at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Agreement. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

OR

(f)	☐ Upon a Change of Control, the Company shall, as soon as possible, but in no event longer than 10 days following the Change of Control make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred.

ARTICLE II

Payments to Plan Participants and Their Beneficiaries

2.1	The Company shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable with respect to each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

2.2	The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

2.3	The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company where principal and earnings are not sufficient. The Company may direct the Trustee to reimburse the Company for payments made directly by Company to Participants and shall provide the Trustee with such documentation to evidence those direct payments as the Trustee may reasonably request.

ARTICLE III

Trustee Responsibility Regarding Payments to the Trust Beneficiary When the Company Is Insolvent

3.1	Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Agreement if:

(a)	The Company is unable to pay its debts as they become due, or

(b)	The Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

3.2	At all times during the continuance of this Trust, as provided in Section 1.1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below:

(a)	The Board of Directors and the Chief Executive Officer (or, if there is no Chief Executive Officer, the highest ranking officer of the Company) of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(b)	Unless the Trustee has actual knowledge of the Company’s Insolvency or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(c)	If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

(d)	The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Article II of this Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

3.3	Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE IV

Payments to Company

4.1	Except as provided in Article 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

ARTICLE V

Investment Authority

5.1	In no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Plan participants; except that voting rights with respect to Trust assets will be exercised by the Company.

5.2	The Trustee is authorized and empowered upon authorized written instruction:

(a)	to invest and reinvest Trust assets, together with the income therefrom, in all or any type of property whether real, personal or mixed and whether tangible or intangible, including but not limited to:

1.	stock, whether common, preferred or convertible preferred;

2.	evidence of indebtedness including bonds, debentures, notes, mortgages and commercial paper (including those issued by the Trustee or an affiliate of the Trustee);

3.	shares issued by registered investment companies (including those which are sponsored or offered by the Trustee or an affiliate or to which services are rendered by the Trustee or an affiliate for which the Trustee or an affiliate is compensated by the registered investment company);

4.	bank investment contracts;

5.	guaranteed investment contracts, life insurance policies and annuity policies or contracts (including those issued by an affiliate of the Trustee); and

6.	options to buy or sell securities or other assets.

(b)	to deposit or invest all or any part of the assets of the Trust in savings accounts or certificates of deposit or other deposits in a bank or savings and loan association or other depository institution, including the Trustee or any of its affiliates, provided that with respect to such deposits with the Trustee or an affiliate, the deposits shall bear a reasonable interest rate;

(c)	to hold, manage, improve, repair and control all property, real or personal, forming part of the Trust, and to sell, convey, transfer, exchange, partition, lease for any term, even extending beyond the duration of this Trust, and otherwise dispose of the same from time to time;

(d)	to hold in cash, without liability for interest, such portion of the Trust as is pending investment, or payment of expenses, or the distribution of benefits;

(e)	to take such actions as may be necessary or desirable to protect the Trust from loss due to the default on any evidence of indebtedness held in the Trust including the appointment of agents or trustees in such other jurisdictions as it may seem desirable, to transfer property to such agents with such powers as are necessary or desirable to protect the Trust, to direct such agent or trustee, or to delegate such power to direct and to remove such agent or trustee;

(f)	to settle, compromise or abandon all claims and demands in favor of or against the Trust;

(g)	to exercise all of the further rights, powers, options and privileges granted, provided for, or vested in trustees generally under the laws of the state in which the Trustee is incorporated, so that the powers conferred upon the Trustee herein shall be in addition thereto;

(h)	to borrow money from any source and to execute promissory notes, mortgages or other obligations and to pledge or mortgage any Trust assets as security; and

(i)	to maintain accounts at, execute transactions through, and lend on an adequately secured basis stocks, bonds, or other securities to, any brokerage or other firm, including any firm which is an affiliate of the Trustee.

5.3	To the extent that it deems necessary or appropriate to implement its powers under this Article 5 or otherwise fulfill any of its duties and responsibilities as trustee of the Trust, the Trustee shall have the following additional powers and authority:

(a)	to register securities, or any other property, in its name or in the name of any nominee, including the name of any affiliate or the nominee name designated by any affiliate, with or without indication of the capacity in which property shall be held, or to hold securities in bearer form and to deposit any securities or other property in a depository or clearing corporation;

(b)	to designate and engage the services of and to delegate powers and responsibilities to, such agents, representatives, advisers, counsel and accountants as the Trustee considers necessary or appropriate, any of whom may be an affiliate of the Trustee or a person who renders services to such an affiliate, and, as a part of its expenses under this Trust Agreement, to pay their reasonable expenses and compensation;

(c)	to make, execute and deliver, as Trustee, any and all deeds, leases, mortgages, conveyances, waivers, releases or other instruments in writing necessary or appropriate for the accomplishment of any of the powers listed in this Agreement; and

(d)	generally to do all other acts which the Trustee deems necessary or appropriate for the protection of the Trust.

ARTICLE VI

Disposition of Income

6.1	During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

ARTICLE VII

Accounting by Trustee

7.1	The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, which are outlined in periodic statements rendered by the Trustee. The purpose and intention of the Company is that the rendering of such statements by the Trustee shall be deemed an account stated and is binding upon the Company and its successors in accordance with the provisions of this Section 7.1. Except to the extent otherwise required by applicable law, absent manifest error each such statement shall be considered as having been approved and accepted by the Company, unless the Company shall give written notice to the Trustee of any objection thereto, within one hundred eighty (180) days of the mailing of each statement by the Trustee. Within one hundred eighty (180) days following the close of each calendar year and within one hundred eighty (180) days after the removal or resignation of the Trustee, the Trustee shall deliver by such means as the parties may agree upon from time to time to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

ARTICLE VIII

Responsibility of Trustee

8.1	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

8.2	If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

8.3	The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

8.4	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

8.5	The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

8.6	Notwithstanding any powers granted to the Trustee pursuant to this Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

ARTICLE IX

Compensation and Expenses of the Trustee

9.1	The Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

9.2	The Trustee shall receive compensation for the performance of its duties in accordance with its schedule of compensation in effect when such services are rendered. The Trustee may from time to time amend the schedule, which amendment shall become effective no earlier than sixty (60) days after written notice is given to the Company. Such compensation shall constitute a charge to be paid by the Trust Fund. Distribution checks shall be prepared and mailed as soon as practicable following receipt of a request for a distribution check, but not later than three business days following receipt of the request. The Company expressly acknowledges and agrees that the Trustee may retain as additional compensation for its services any earnings (which are determined daily and calculated on the basis of the then-current Federal Funds Rate) with respect to:

a)	amounts credited to non-interest bearing cash accounts;

b)	moneys during the period between the time the moneys are received by the Trustee and actually forwarded to the investment provider; and

c)	distributions between the time a distribution check is requested and the distribution check is presented for payment.

Moneys shall be invested as soon as practicable following receipt of the moneys and investment instructions, but not later than two business days following receipt of both the moneys and the investment instructions.

ARTICLE X

Resignation and Removal of the Trustee

10.1	The Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and the Trustee agree otherwise.

10.2	The Trustee may be removed by the Company upon sixty (60) days’ notice or upon shorter notice accepted by the Trustee.

10.3	Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

10.4	If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Article 11 hereof, by the effective date of the resignation or removal under Sections 10.1 or 10.2 of this Article. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

10.5	Upon resignation or removal of the Trustee, the Trustee may reserve such sums as it reasonably deems necessary to defray its expenses in settling its accounts, to pay any of its compensation due and unpaid, and to discharge any obligations of the Trust for which the Trustee may be liable; but if the sums so reserved are not sufficient for those purposes, the Trustee shall be entitled to recover the amount of any deficiency from the Company.

ARTICLE XI

Appointment of Successor

11.1

If the Trustee resigns (or is removed) in accordance with Section 10.1 or 10.2 hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

11.2	Powers of Successor. Each successor trustee shall have the powers and duties conferred upon the Trustee in this Agreement and the term “Trustee” as used in this Agreement shall be deemed to include any successor trustee. Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

11.3	The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles 7 and 8 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE XII

Amendment or Termination

12.1	This Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1.1(b) hereof.

12.2	The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan.

12.3	Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate the Trust prior to the time all benefit payments under the Plan have been made.

12.4	Upon termination of the Trust for any reason (after reserving such sums as it deems reasonably necessary to defray its expenses in settling its accounts, to pay any of its compensation due and unpaid, and to discharge any obligations of the Trust for which the Trustee may be liable, to the extent all such sums are payable by the Company or the Trust in accordance with the provisions of this Agreement), the Trustee shall return any remaining assets to the Company.

ARTICLE XIII

Company Certifications

Company hereby represents and warrants as follows:

13.1	The terms of the Plan do not impose any duties or obligations upon the Trustee that are not contained in, or are inconsistent with, this Agreement.

13.2	All directions or authorizations under this Agreement by the Company will be made in accordance with the terms of the Plan.

13.3	It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement.

13.4	This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

13.5	No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

13.6	The execution, delivery and performance of this Agreement shall not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations.

ARTICLE XIV

Administrative Provisions

14.1	Whenever the Trustee must determine the insolvency or solvency of the Company under the provisions of Article III, the Trustee is authorized to request and obtain an opinion as to the Company’s insolvency or solvency from the external financial auditors of the Company. If the Company’s external financial auditors are unable to or decline to render such an opinion to the Trustee, the Trustee may obtain such opinion from an independent auditing firm of the Trustee’s choice and the Company shall cooperate with such auditing firm to enable such auditing firm to render such an opinion. The expense and fees of an auditing firm in providing such service and opinion shall be an administrative expense of the Trust and unless paid by the Company shall be paid from the Trust. The Trustee may rely on such opinion in taking or refraining from taking action under the terms of this Agreement.

14.2	It shall be the responsibility of the Company to determine the diversification policy with respect to the investment of Plan assets, for monitoring adherence to such policy, and for advising the Trustee with respect to any investment limitations contained in the Plan. In the exercise of the Trustee’s investment authority under Article V the Trustee will be directed by the Company as to choice of investments and allocation of Trust assets among investments or by a designee of the Company which may include the plan administrator or the plan record keeper. In accordance with this provision, the Trustee is hereby directed to invest all Trust assets in one or more money market funds unless or until other directions are received by the Trustee from the Company or from the Company’s designee. The Trustee shall have (i.) no duty or obligation to review any investment to be acquired, held or disposed of pursuant to proper instructions or to make any recommendation with respect to the acquisition, disposition or continued retention of any investment, and (ii.) no liability or responsibility for following proper direction, or failing to act in the absence of any such direction.

14.3	The fees and expenses of legal counsel referred to in Section 8.3 and the fees and expenses of the agents, accountants, actuaries, investment advisers, financial consultants of other professionals in Section 8.4 shall be administrative expenses of the Trust and unless paid by the Company shall be paid from the Trust. Those agents, investment advisers, financial consultants and other professionals which the Trustee may hire pursuant to Section 8.4 may include affiliates of the Trustee, provided that Trustee shall provide prior notice to the Company before retaining such affiliates at the expense of the Company or Trust.

14.4	With respect to Section 2.1 as it relates to the withholding and payment of applicable payroll taxes, the Company shall certify to the Trustee the types and amount of taxes to be withheld from each payment hereunder. The Trustee shall forward to the Company a check for taxes withheld from each such payment. The Company shall deposit such withheld taxes with the appropriate taxing authorities and report such deposits to the taxing authorities and to the Plan participants and/or beneficiaries.

14.5	If the Company or its authorized designee instructs that an investment be made in a bank or insurance company investment contract or annuity contract, the Trustee is not responsible for the form, genuineness, validity, sufficiency or effect of the contract or the failure of any issuing company to make payments provided by any contract or for the action of any person that may delay payment or render a contract null and void or unenforceable in whole or in part or for the fact that for any reason whatsoever any contract shall lapse or otherwise be uncollectible.

14.6	If the Company instructs that an investment be made in a life insurance company contract or bank guaranteed investment contract or annuity contract, the Trustee is not responsible for the validity of the contract or the failure of any bank or insurance company to make payments provided by any contract or for the action of any person which may delay payment or render a contract null and void or unenforceable in whole or in part.

ARTICLE XV

Indemnification

15.1

In addition to and not in derogation of any other indemnification and hold harmless provisions in this Agreement, the Company agrees to indemnify and hold the Trustee harmless from and against any liability, loss or claim that the Trustee may incur or which may be assessed or made against the Trustee in connection with this Agreement, including, without limitation, liability for legal and other professional fees (“Liabilities”), unless arising from the Trustee’s own negligence or willful misconduct, or except to the extent such indemnification may be prohibited by applicable law. This indemnification and hold harmless provision as well as all other such indemnification and hold harmless provisions in this Agreement shall survive the term of the Trustee acting as such under this Agreement and shall survive the term of this Agreement.

ARTICLE XVI

Miscellaneous

16.1	Any provision of this Trust prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. This Agreement, including all appendices hereto, contains the entire understanding between the parties relating to the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, whether written or oral, express or implied.

16.2	No benefit that is payable out of the Trust to any person (including any participant or beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, garnishment, levy, execution or charge, either voluntary or involuntary prior to actually being received by the person or persons entitled thereto, and where there is any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge or otherwise dispose of any right to amounts payable hereunder, the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized by the Trustee.

16.3	This Agreement shall be governed by and construed in accordance with the laws of Delaware.

16.4	The Trustee shall not be required to give any bond or other security for the faithful performance of the Trustee’s duties under this Agreement, except as may be required by applicable law.

16.5	The Trustee shall not, by act, delay, omission or otherwise, be deemed to have waived any right or remedy it may have either under this Agreement or generally, unless such waiver is in writing, signed by the Trustee, and such waiver shall only be effective to the extent expressly therein set forth. A waiver by the Trustee of any right or remedy granted by this Agreement shall not be construed as a bar to, or waiver of, the same or any other such right or remedy which it would otherwise have on any other occasion.

16.6	Any notice or other communication required or permitted to be given under this Agreement must be in writing and delivered personally, by facsimile, by a nationally recognized overnight courier, or sent by first class mail to the addresses listed below. Such notices, accountings and reports shall, for all purposes hereunder, be deemed to be delivered on the date of actual delivery or, if mailed, on the date of the mailing.

To WTRISC:	Wilmington Trust Retirement and Institutional Services Company
Attention: Vice President, Client Services

P.O. Box 52129
Phoenix, Arizona 85072

2800 North Central Avenue, Suite 900
Phoenix, Arizona 85004

Fax: (602)955-9564

To Plan Sponsor:	Hologic, Inc.
Attention: Karleen Oberton

35 Crosby Drive
Bedford, MA 01730
Fax: 781 280 0669

[Include if Change of Control provisions selected in Section 1.1(b) and 1.1(e) above:

16.7	For purposes of this Agreement, Change of Control shall mean the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, or the approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities, or a sale of all or substantially all of the Company’s assets. The Trustee shall have no responsibility to inquire or to determine if a Change of Control of the Company has occurred, but shall be entitled to rely conclusively upon written notice from the Company as to the occurrence of a Change of Control.

IN WITNESS WHEREOF, the Company and Trustee have executed this Agreement, as of the Effective Date first written above.

Agreed To By:

TRUSTEE:

WILMINGTON TRUST RETIREMENT AND INSTITUTIONAL SERVICES COMPANY

BY:	/s/ Stefanie Armijo
NAME:	Stefanie Armijo
TITLE:	Vice President

COMPANY:

Hologic, Inc.

BY:	/s/ Glenn P. Muir
NAME:	Glenn P. Muir
TITLE:	EVP, Chief Financial Officer and Assistant Secretary

APPENDIX A

Operational Guidelines

Capitalized terms used but not otherwise defined have the meanings given to such terms in the Agreement.

INSTRUCTIONS

The Trustee must receive instructions from an authorized instructing party (“Instructing Party”) for each purchase, sale acquisition and disposition. The Trustee reserves the right not to effect any transaction unless given sufficient time and information to review and process the transaction. All purchases, sales, acquisitions and dispositions of assets must be made in accordance with terms of the Agreement, the Plan and Applicable Law.

LIQUIDITY

Sufficient liquidity must be maintained in accounts to meet foreseeable obligations of the Trust. The Trustee specifically reserves the right (a) not to follow any instruction that it reasonably believes would result in insufficient liquidity (b) not to make any disbursement unless the Investment Manager, Plan Administrator or other Authorized Person (the “Instructing Party”) has provided instruction as to the assets to be converted to cash for the purposes of making such payment, and (c) to sell securities from the Trust to recover any funds advanced for any trades not settled immediately upon placement.

TRUST ASSETS

Acceptable Assets

Assets are considered to be acceptable assets depending upon the Trustee’s ability to support and administer the asset, the Trustee’s proposed responsibilities with respect to such assets, the type of account, the availability of the asset to be acquired through the Trustee or an affiliate (approved for this purpose by the Trustee) and other factors. The Instructing Party should consult with the Trustee prior to the acquisition of any asset to determine acceptability of such asset. The following types of assets are generally acceptable:

(1)	Cash.

(2)	Publicly traded stock listed on a U.S. stock exchange or regularly quoted over-the-counter.

(3)	Publicly traded bonds listed on a U.S. bond exchange or regularly quoted over-the-counter.

(4)	Mutual funds that are NSCC and DCC&S eligible.

(5)	Registered limited partnership interests, REITs and similar investments listed on a U.S. stock exchange or regularly quoted over-the-counter.

(6)	Commercial paper, bankers’ acceptances eligible for rediscounting at the Federal Reserve, repurchase and reverse repurchase agreements and other “money market” instruments for which trading and custodial facilities are readily available.

(7)	U.S. Government and U.S. Government Agency issues.

(8)	Municipal securities whose bid and ask values are readily available.

(9)	Federally insured savings accounts, certificates of deposit and bank investment contracts. The Instructing Party is responsible for determining federal insurance coverage and limits and for diversifying account assets in accordance with those limits.

(10)	American Depository Receipts, Eurobonds, and similar instruments listed on a U.S. exchange or regularly quoted domestically over-the-counter for which trading and custodial facilities are readily available.

(11)	Life insurance, annuities, and guaranteed investment contracts issued by insurance companies licensed to do business in one or more states in the U.S. The Instructing Party is responsible for determining the safety of such investments and the economic viability of the underwriter and for diversifying account assets accordingly.

In certain circumstances a particular asset which otherwise may be considered an acceptable asset may be determined by the Trustee to be unacceptable or conditionally acceptable.

Unacceptable Assets

Trustee generally cannot acquire or hold the following assets:

(1)	Tangible personal property (e.g., precious metals, gems, works of art, coins, furniture and other household items, motor vehicles, etc.).

(2)	Foreign currency and bank accounts.

NAV Correction Procedures

The Trustee will apply its customary standards and procedures for NAV corrections, a copy of which may be provided upon request.

Expenses

Plan expenses can be charged directly to the unitized account. The Instructing Party must instruct the Trustee as to any specific fees and expenses to be accrued in the unitized account and the rates at which such fees and expenses should be accrued. The Trustee requires five (5) business days’ advance notice of any adjustment or termination to fee accruals. The Instructing Party is responsible for notifying the Trustee when money comes in or out of the unitized account and if, as a result of any such money movement, the fee accruals should be adjusted. From time to time, fee accruals may go negative. On a periodic basis. Trustee will provide to the Plan Administrator/Instructing Party a written account of the fee accrual(s) for review. The Plan Administrator/Instructing Party is responsible for reviewing such account and for promptly advising Trustee of any necessary adjustments.